Exhibit 10.11

                         FIRST AMENDMENT AND WAIVER TO
                      LOAN AND SECURITY LETTER AGREEMENT

      FIRST AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT, dated as of January 12, 2001 (this "Amendment"), by and between EP MEDSYSTEMS, INC., a New Jersey corporation, (the "Borrower"), and FLEET NATIONAL BANK (the "Bank").

      WHEREAS, the borrower and the Bank are parties to that Loan and Security Letter Agreement, dated as of March 31, 1999 (the "Original Credit Agreement");

      WHEREAS, the Original Credit Agreement was modified and amended by a certain Letter Agreement dated as of December 20, 2000 (the "Default Letter Agreement") wherein, inter alia, the Borrower acknowledged that it was in default of certain terms of the Original Credit Agreement and the Bank agreed to make certain discretionary advances to the Borrower subject to certain terms and conditions (the Original Credit Agreement, as amended by the Default Letter Agreement is referred to herein as the "Credit Agreement", and capitalized terms not otherwise defined herein which are defined in the Credit Agreement shall have the same meanings herein as specified in the Credit Agreement);

      WHEREAS, the defaults specified in the Default Letter Agreement (as set forth on Part I of the Schedule hereto) have not been cured or waived, and such defaults specified therein continue to be in existence through the date hereof;

      WHEREAS, the Borrower has informed the Bank that the Borrower is likely to fail to comply with certain provisions of the Credit Agreement as set forth on
Part II of the Schedule hereto, such failures to comply, when occurring, constitute Events of Default (such Events of Default as set forth on Part I and Part II of the Schedule are referred to collectively herein as the "Specified Defaults"); and

      WHEREAS, as the request of the Borrower, the Bank and the Borrower have agreed to waive permanently the Specified Defaults, to cancel and terminate permanently the Revolving Loan provisions of the Credit Agreement, and to modify certain other terms and conditions of the Credit Agreement, all as specifically set forth in this Amendment;

      NOW, THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement, herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to as follows:

      Section 1. Waiver. Subject to the satisfaction of the conditions precedent set forth herein and in consideration of the reliance upon the agreements of the Borrower contained, the Bank hereby permanently waives the Specified Defaults. The waiver of the defaults under the Credit Agreement provided herein relates only to the specific time periods described in the Schedule, is a one-time waiver and shall not be deemed to constitute a continuing waiver of the provisions of the Credit Agreement or a waiver of the provisions of the Credit Agreement with respect to any other occurrences or for any other period.

      Section 2. Other Defaults. The waiver set forth in Section 1 shall apply only to the Specified Defaults. No waiver with respect to any other Default or Event of Default, whether presently existing or hereafter arising, is granted hereby. The Bank shall, at all times, retain all of the rights and remedies in respect of any Default or Event of Default under the Credit Agreement and the other Loan Documents other than the Specified Defaults.

      Section 3. Amendments to the Credit Agreement. The Credit Agreement is hereby amended in the following respects:

      (a) Section 1.3 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "1.3 Repayment. On the Expiration Date, the Borrower shall repay in full all Revolving Loans and all interest thereon, less the total face amount of Letters of Credit issued by the Bank for the account of the Borrower still outstanding on the Expiration Date. The Borrower may repay, at any time prior to the Expiration Date, without penalty or premium, the whole or any portion of any Revolving Loan. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding Aggregate Revolving Bank Liabilities, the Borrower will forthwith prepay so much of the Revolving Loans as may be required (or arrange for termination of such letters of credit as may be required) so that the Aggregate Revolving Bank Liabilities will not exceed the Borrowing Base."

      (b) From and after January 12, 2001, the Borrower shall not be permitted to request Revolving Loans or Letters of Credit from the Bank and the Bank shall not be required to make Revolving Loans to the Borrower or to issue Letters of Credit for the account of the Borrower. From and after January 16, 2001, the revolving financing arrangements between the Bank and the Borrower, as evidenced by the Credit Agreement and the Loan Documents, are permanently cancelled and nullified. Notwithstanding such cancellation and nullification, nothing contained herein shall impair or affect the absolute and unconditional obligation of the Borrower to repay the Bank, in full, all amount due and owing under the Credit Agreement in respect of Revolving Loans made to the Borrower prior to January 16, 2001 as evidenced by the Revolving Note. The Credit Agreement is hereby amended in all appropriate respects to reflect the foregoing agreements.

      (c) The definition of "Expiration Date" contained in Section 8.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Expiration Date" - January 16, 2001."

      Section 4. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

      (a) Each of the representations and warranties of the Borrower contained in the Credit Agreement as modified hereby or in any document or instrument delivered pursuant to or in connection with the Credit Agreement as modified hereby are true as of the date hereof and, but for the Specified Defaults and after taking into account this Amendment, no Default or Event of Default has occurred and is continuing; and

      (b) The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the corporate authority of the Borrower, (ii) have been duly authorized by all necessary corporate proceedings,
(iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower so as to materially adversely affect the assets, business or any activity of the Borrower, and (iv) do not conflict with any provision of the corporate charter or bylaws of the Borrower or any agreement or other instrument binding upon it. The execution, delivery and performance of this Amendment will result in valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with the terms and provisions hereof.

      Section 5. Cash Collateral for Letters of Credit. The Borrower agrees that on or prior to January 16, 2001, the Borrower will place, or cause to be placed, on deposit with the Bank in a cash collateral account pledged to the Bank (the "Cash Collateral Account"), United Sates currency in an amount equal to the aggregate face amount of all Letters of Credit issued by the Bank for the account of the Borrower that are unexpired and outstanding (the "Letter of Credit Outstanding Amount") as of January 16, 2001. The Borrower agrees to maintain sufficient cash funds in such deposit account to equal or exceed the Letter of Credit Outstanding Amount at all times after January 16, 2001 until such time as there are no unexpired or outstanding Letters of Credit issued by the Bank for the account of the Borrower. The Borrower hereby authorizes the Bank, without further request from, or notice to, the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any Letter of Credit to be repaid from the Cash Collateral Account.

      Section 6. Conditions Precedent to Effectiveness. This Amendment shall become effective only upon the satisfaction of the following conditions:

      (a) this Amendment shall have been executed and delivered by the Borrower and the Bank; and

      (b) the Borrower shall have paid, or shall have authorized the Bank to pay, all unpaid fees and expenses of in-house and external legal counsel to the Bank, including fees expenses of Bank's counsel Edwards and Angell in the amount of $1,899.15.

      Section 7. Conditions to Continuing Effectiveness. The waiver granted in
Section 1 of this Amendment shall continue to be effective if, and only if:

      (a) the Borrower satisfies all of the terms and conditions set forth in
Section 5 of this Amendment; and

      (b) the Borrower pays to the Bank all of the amounts specified by the provisions of Section 1.3 of the Credit Agreement (as amended by this Amendment) in the manner specified therein on or before the Expiration Date.

      Section 8. Ratification, Etc. The Borrower hereby adopts again, ratifies and confirms in all respects each of the Credit Agreement and the other Loan Documents to which it is a party; the Borrower hereby adopts again, ratifies and confirms in all respects the grant of a security interest in the Collateral under the Loan Documents, together with any and all Uniform Commercial Code financing statements and other instruments or documents previously executed in connection therewith to create, evidence, perfect or preserve the priority of such security interest in the Collateral in favor, of the Bank; the Borrower hereby adopts again, ratifies and confirms the mortgage of real assets in which such Borrower has an ownership or other rights; and the Borrower hereby adopts again, ratifies and confirms each of the other instruments or documents delivered by it in connection with the Credit Agreement and the other Loan Documents and acknowledges that all of the foregoing Loan Documents and other instruments, documents, filings and recordings shall continue in full force and effect. By its signature below, the Borrower hereby consents to this Amendment, and after taking into account this Amendment, acknowledges that this Amendment shall not alter, release, discharge or otherwise affect any of its obligations under any Loan Document.

      Section 9. Release. In order to induce the Bank to enter into this Amendment, the Borrower acknowledges and agrees that: (i) the Borrower has no claim or cause of action against the Bank (or any of the Bank's directions, officers, employees or agents); (ii) the Borrower has no offset right, counterclaim or defense of any kind against any of its obligations, indebtedness or liabilities to the Bank; and (iii) the Bank has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower. The Borrower wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Bank's rights, interests, contracts, collateral security or remedies. Therefore, the Borrower unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Bank to the Borrower, except the obligations to be performed by the Bank on or after the date hereof as expressly stated in this Amendment, the Credit Agreement and the other Loan Documents, and (B) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Borrower might otherwise have against the Bank or any of the Bank's directors, officers, employees or agents, in either case (A) or (B), on account of any past or presently existing condition, act, omission, event, contract liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

      Section 10. Effect of Amendment. Except as expressly set forth herein, this Amendment does not constitute an amendment or waiver of any term or condition of the Credit Agreement or any other Loan Document, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects. Nothing contained in this Amendment shall be construed to imply a willingness on the part of the Bank to grant any similar or other future waivers of any of the terms and conditions of the Credit Agreement or the other Loan Documents. Nothing contained herein shall in any way prejudice, impair or otherwise adversely affect any rights or remedies of the Bank under the Credit Agreement, as amended, or any other Loan Document. This Amendment shall constitute a Loan Document.

      Section 11. Reimbursement of Expenses. The Borrower acknowledges that all out of pocket costs and expenses incurred by the Bank in connection with the (a) the preparation, negotiation, execution, delivery and monitoring of this Amendment, and (ii) the discussions and meetings that preceded this Amendment (including, without limitation, the allocable costs of in-house counsel, and all legal and other professional and consultant's fees and disbursements), shall be paid by the Borrower and shall constitute a portion of the Obligations secured by the Collateral.

      Section 12. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      Section 13. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument as of the date first above written.


                                    EP MEDSYSTEMS, INC.

                                    By: s/ Joseph M. Turner
                                          Name: Joseph M. Turner
                                          Title: CFO
                                          Hereunto duly authorized


                                    FLEET NATIONAL BANK

                                    By: s/ Kimberly Martone
                                          Name: Kimberly Martone
                                          Title: Director

                                    SCHEDULE

                               Specified Defaults

                                     Part I

      Financial Covenants. Failure to comply with the following financial covenant for the period ending September 30, 2000:

      Section 3.9 Liquidity ("Net Quick Assets to Adjusted Current Liabilities" Ratio)

                                     Part II

      Financial Covenants. Failure to comply with the following financial covenants for the respective periods ending December 31, 2000:

      Section 3.9 Liquidity ("Net Quick Assets to Adjusted Current Liabilities" Ratio)

      Section 3.10 Profitability ("Net Income" Test)